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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.____ )*

                           Natus Medical Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   639050 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 639050 10 3

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William New, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,027,951*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,027,951*
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,027,951*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

                                                             [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.5%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
------------------------------------------------------------------------------
*     See Item 4 of this Schedule 13G


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Item 1.

     (a)  Name of Issuer: Natus Medical Incorporated

     (b)  Address of Issuer's Principal Executive Offices:

          1501 Industrial Road
          San Carlos, CA 94070

Item 2.

     (a)  Name of Person Filing: William New, Jr.

     (b)  Address of Principal Business Office or, if none, Residence:

          William New, Jr.
          c/o Natus Medical Incorporated
          1501 Industrial Road
          San Carlos, CA  94070

     (c)  Citizenship: United States of America

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number : 639050 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable

Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

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     (a)  Amount of beneficially owned: 1,027,951 shares of common stock
          (consists of stock options vested and exercisable within 60 days after December 31, 2001 which give the reporting person the right to acquire 2,500 shares of common stock)

     (b) Percent of class: 6.5% (percentage ownership is calculated based upon 15,864,670 shares of common stock outstanding as of December 31, 2001)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:              1,027,951

          (ii)  Shared power to vote or to direct the vote:                    0

          (iii) Sole power to dispose or to direct the
                disposition of:                                        1,027,951

          (iv)  Shared power to dispose or to direct the disposition of:       0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

 Instruction:
Dissolution of a group requires a response to this item.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which cquired the Security Being Reported on By the Parent Holding Company

           Not Applicable

Item 8.    Identification and Classification of Members of the Group

           Not Applicable

Item 9.    Notice of Dissolution of Group

           Not Applicable

Item 10.   Certification

           Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                      February 5, 2002
                                                -------------------------------
                                                             Date
                                                --------------------------------
                                                       /s/ William New, Jr.
                                                --------------------------------
                                                          Signature

                                                         William New, Jr.
                                                --------------------------------
                                                          Name/Title